                                  This filing is made pursuant to Rule 424(B)(3) under the Securities Act of 1933 in connection with Registration No. 333-20007.




PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED FEBRUARY 14, 1997)

         $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                        8,361,371 SHARES OF COMMON STOCK

                          FPA MEDICAL MANAGEMENT, INC.

         This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 as supplemented by Prospectus Supplement No. 1 dated February 27, 1997, Prospectus Supplement No. 2 dated March 24, 1997 and Prospectus Supplement No. 3 dated April 14, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to (i) $80,650,000 aggregate amount of the Debentures,
(ii) 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders, and (iii) 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders and Selling Stockholders" with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented. The line item "All other Holders . . . 7,940,000, 9.9, 305,973" contained in the table set forth in the Prospectus shall be deleted in its entirety and replaced as set forth below:

                                                    Principal
                                                    Amount of                                    Number of
                                                   Debentures                                    Shares of
                                                  Beneficially               Percent of           Common
                                                 Owned and That              Outstanding        Stock That
Name(1)                                            May Be Sold               Debentures         May Be Sold
-------                                            -----------               ----------         -----------

General Motors Employees
   Domestic Group Trust........................    3,000,000                    3.7                115,607
The J.W. McConnell Family
  Foundation...................................      500,000                     *                  19,269
Walker Art Center..............................      300,000                     *                  11,561
Zazove Convertible Fund, L.P...................      720,000                     *                  27,746
All other Holders .............................    3,420,000                    4.2                131,792

--------------------
(1) The information set forth herein is as of May 12, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 12, 1997.